Exhibit 99.1

Safeguard Scientifics Announces Third Quarter 2017 Financial Results

Revised partner company aggregate revenue on track to grow between 23% and 26% in 2017

Conference call and webcast today at 9:00 a.m. ET

RADNOR, Pa., Oct. 26, 2017 /PRNewswire/ -- Safeguard Scientifics, Inc. (NYSE: SFE) ("the Company") today announced financial results for the three months and nine months ended September 30, 2017, as well as continued achievement of developmental milestones for its 26 partner companies. For the three months ended September 30, 2017, Safeguard's net loss was $18.7 million, or $0.91 per share, compared with net loss of $24.1 million, or $1.18 per share, for the same period in 2016. For the nine months ended September 30, 2017, the Company's net loss was $69.8 million, or $3.42 per share, compared with net loss of $0.6 million, or $0.03 per share, for the same period in 2016.

"The vast majority of Safeguard's portfolio of growth-stage, technology-driven businesses in healthcare, financial services and digital media continues to meet or exceed developmental goals for 2017," said Stephen T. Zarrilli, Safeguard's President and CEO. "We now expect comparable aggregate annual partner company revenue to increase between 23% and 26% for 2017. These achievements continue to support the Company's primary strategic objectives of executing exit transactions and driving shareholder value."

THIRD QUARTER 2017 HIGHLIGHTS

  Good Start Genetics was acquired by Invitae Corporation (NYSE: NVTA). The Company received shares of Invitae common stock valued at $3.9 million as of September 30, 2017. Additional shares of Invitae with a value of $1.3 million will be held in escrow for approximately one year.
  Deployed $7.1 million in follow-on funding during the third quarter to support the growth of seven partner companies. For the nine months ended September 30, 2017, the Company deployed $27.7 million in follow-on capital in 15 partner companies.
  Repurchased $2.6 million in face value of outstanding 5.25% convertible senior debentures due May 2018, bringing the total repurchased to $14.0 million and reducing the outstanding balance to $41.0 million.

AGGREGATE PARTNER COMPANY REVENUE
Aggregate partner company revenue for 2017 is now projected to increase between 23% and 26% from $360 million to $370 million. This revised revenue projection excludes Nexxt, Inc. (formerly known as Beyond.com), Good Start Genetics and Pneuron, which were exited or written off during 2017. Aggregate revenue for the same partner companies was $292 million in 2016 and $265 million in 2015. Aggregate revenue guidance for 2017 and prior years reflects revenue on a net basis. Revenue figures utilized for certain companies pertain to periods prior to Safeguard's involvement with said companies and are based solely on information provided to Safeguard by those companies. Safeguard reports the revenue of its equity and cost method partner companies on a one-quarter lag basis.

PARTNER COMPANY HIGHLIGHTS
This section provides highlights on significant accomplishments achieved by several of Safeguard's partner companies during the third quarter of 2017. For a complete list of milestones achieved during this period, please visit www.safeguard.com/PartnerNews.

~ Product Launches / Regulatory Approvals ~

AdvantEdge Healthcare Solutions was recertified in HIPAA and HITECH data privacy and security requirements by 360 Advanced for the fifth consecutive year. In addition, AdvantEdge received SOC 1 Type 2 and SOC 2 Type 1 certifications, validating the company's commitment to deliver high-quality services and informational security to its clients by operating at the highest level of transparency and standards.

~ Major Customer Wins / Strategic Partnerships ~

CloudMine and digital innovation studio, Modus, announced a partnership to help companies improve patient experiences, clinical applications, internal workflows, telemedicine, systems integration and cloud transformation to accelerate digital transformation and remove barriers to innovation.

MediaMath and IBM announced a partnership to develop a cognitive-bidding system for digital, programmatic marketing.

Propeller Health announced the expansion of its 2015 collaboration with GSK, enabling both companies to prepare for and undertake commercial activities using the Propeller clip-on sensor and software platform for use with GSK's ELLIPTA Inhaler.

QuanticMind added Peddle, ClearOne Advantage and Patriot Gold Group to its roster of digital advertising clients.

Zipnosis announced that Vanguard Medical Group, with seven clinics in northern and central New Jersey, launched Vanguard eCare, an online diagnosis and treatment service powered by Zipnosis. The Zipnosis platform allows patients to seek care from their smartphones, tablets or computers for an array of common health conditions for a set fee.

~ Industry Awards ~

CloudMine was honored as a 2017 Health Care Innovator in the Greater Philadelphia region by the Philadelphia Business Journal. Additionally, CloudMine was cited as a leader in The Forrester Wave™: Enterprise Health Clouds, Q3 2017; was named 'Best Healthcare Technology Solution' by CODiE Awards; and was included as a representative vendor in Gartner's Market Guide for Mobiel Back-End Services.

Prognos was awarded the Frost & Sullivan 2017 Visionary Innovation Leadership Award. Formerly known as Medivo, Prognos and its artificial intelligence-based platform allow U.S. diagnostic laboratories to analyze more than 12 billion clinical results for 175 million patients, generating improved insight into disease patterns, effective treatments and health outcomes. The addressable market for Prognos products is estimated to grow at a compound annual rate of 40% to $6.7 billion by 2021.

WebLinc's Workarea Commerce Platform was listed in the Gartner 2017 Digital Commerce Vendor Guide.

~ Other Milestones ~

InfoBionic announced that since introducing its disruptive model in key U.S. regions at the beginning of 2017, the company has averaged a month over month subscription growth rate in excess of 35% and surpassed the 7,000 mark for patients monitored using MoMe® Kardia. In addition, the Company appointed Gene Cattarina to the board of directors. Mr. Cattarina brings over 40 years of experience in numerous senior executive positions at companies in healthcare information systems, products, medical devices, and professional services.

QuanticMind raised a $20 million Series B financing round, led by new investor, Foundation Capital, with participation from Safeguard and Cervin Ventures. Proceeds will be used for strategic growth investments in hiring and in product development. In addition, the company will accelerate the artificial intelligence, predictive advertising, data science and machine learning capabilities of its data platform to conquer the increasingly complex challenges marketers face across digital's constantly evolving channels – including Search, Shopping, Social and cross-channel customer journeys.

T-REX Group hired seasoned sales and business development professional Scott G. Miller as Chief Business Development Officer. Previously, Miller held senior executive positions with global sales responsibilities at FactSet Research Systems and Bloomberg LP.

WebLinc established a $5 million venture loan facility with Horizon Technology Finance Corporation. Proceeds will be used to grow WebLinc's e-commerce offerings for online retailer clients, as well as for general working capital purposes.

PARTNER COMPANY HOLDINGS AT SEPTEMBER 30, 2017

Partner Company Revenue Stages
Development Stage Pre-revenue Proving out technology Developing prototype Beta stage customers	Initial Revenue Stage Up to $5M in revenue Initial customers Early market penetration Management team forming Infrastructure being built	Expansion Stage $5M to $20M in revenue Commercial grade solution Growing market penetration Management team built out Infrastructure in place	High Traction Stage $20M+ in revenue Significant commercial traction

Partner Companies	Stage	Category	Acquisition Year	Primary Ownership%	Carrying Value (in millions)	Cost (in millions)
AdvantEdge Healthcare Solutions	High Traction	Healthcare	2006	40%	$4.8	$16.3
Aktana	Initial Revenue	Healthcare	2016	25%	4.9	9.7
Apprenda	Expansion	Other	2013	29%	8.5	22.1
Brickwork	Initial Revenue	Digital Media	2016	20%	3.6	4.2
Cask Data	Initial Revenue	Other	2015	31%	7.4	12.6
CloudMine	Initial Revenue	Healthcare	2015	47%	3.7	7.5
Clutch Holdings	Expansion	Digital Media	2013	43%	8.8	16.3
Full Measure Education	Initial Revenue	Digital Media	2015	42%	6.7	11.0
Hoopla Software	Initial Revenue	Digital Media	2011	26%	0.2	5.1
InfoBionic	Initial Revenue	Healthcare	2014	40%	1.9	19.4
Lumesis	Initial Revenue	Financial Services	2012	44%	1.7	6.3
MediaMath	High Traction	Digital Media	2009	20.4%	3.2	25.5
meQuilibrium	Initial Revenue	Healthcare	2015	37%	6.1	10.5
Moxe Health	Initial Revenue	Healthcare	2016	32%	3.9	4.5
NovaSom	High Traction	Healthcare	2011	32%	2.1	23.6
Prognos (fka Medivo)	Expansion	Healthcare	2011	35%	4.2	11.6
Propeller Health	Initial Revenue	Healthcare	2014	24%	7.2	14.0
QuanticMind	Initial Revenue	Digital Media	2015	25%	8.1	11.5
Sonobi	Expansion	Digital Media	2015	22%	5.8	8.4
Spongecell	Expansion	Digital Media	2012	23%	6.5	18.0
Syapse	Initial Revenue	Healthcare	2014	26%	3.4	13.3
T-REX	Initial Revenue	Financial Services	2016	21%	5.4	6.0
Transactis	Expansion	Financial Services	2014	24%	9.5	14.5
Trice Medical	Initial Revenue	Healthcare	2014	25%	4.1	10.2
WebLinc	Expansion	Digital Media	2014	38%	8.0	14.0
Zipnosis	Initial Revenue	Healthcare	2015	25%	4.2	7.0
				TOTAL:	$133.9	$323.1

CONFERENCE CALL AND WEBCAST DETAILS
Please call 10-15 minutes prior to the call to register.

Date: Thursday, October 26, 2017

Time: 9:00am ET

Webcast: www.safeguard.com/results

Live Number: 844-579-6824 // (International) 763-488-9145

Replay Number: 855-859-2056 // (International) 404-537-3406

Access Code: 71988474

Speakers: President and Chief Executive Officer, Stephen T. Zarrilli; and Senior Vice President and Chief Financial Officer, Jeffrey B. McGroarty.

Format: Discussion of third quarter 2017 financial results followed by Q&A.

Replay will be available through November 26, 2017 at 11:59pm ET. For more information please contact IR@safeguard.com.

About Safeguard Scientifics
Safeguard Scientifics (NYSE: SFE) provides capital and relevant expertise to fuel the growth of technology-driven businesses in healthcare, financial services and digital media. Safeguard targets companies that are capitalizing on the next wave of enabling technologies with a particular focus on the Internet of Everything, enhanced security and predictive analytics. Safeguard typically deploys between $5 million and $25 million over the course of its partnership with a company, initially participating in a Series A or B Round and opportunistically in a Seed Round. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. For more information, please visit www.safeguard.com or follow us on Twitter @safeguard.

Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the deployment of capital, the fact that our partner companies may vary from period to period, our substantial capital requirements and absence of liquidity from our partner company holdings, fluctuations in the market prices of our publicly traded partner company holdings, competition, our inability to obtain maximum value for our partner company holdings, our ability to attract and retain qualified employees, market valuations in sectors in which our partner companies operate, our inability to control our partner companies, our need to manage our assets to avoid registration under the Investment Company Act of 1940, and risks associated with our partner companies, including the fact that most of our partner companies have a limited history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard's partner companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company's ability to predict or control. As a result of these and other factors, the Company's past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

SAFEGUARD CONTACT:
John E. Shave III, IRC
Senior Vice President, Investor Relations and Corporate Communications
610.975.4952
jshave(at)safeguard(dot)com

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2017	December 31, 2016

Assets
Cash, cash equivalents and marketable securities	$39,488	$30,442
Other current assets	7,572	2,109
Total current assets	47,060	32,551
Ownership interests in and advances to partner companies	138,698	183,470
Long-term marketable securities	249	7,302
Long-term restricted cash equivalents	6,336	6,336
Other assets	1,942	2,169
Total Assets	$194,285	$231,828

Liabilities and Equity
Other current liabilities	$5,510	$5,861
Convertible senior debentures - current	40,148	—
Total current liabilities	45,658	5,861
Other long-term liabilities	3,504	3,630
Credit facility	44,911	—
Convertible senior debentures	—	52,560
Total equity	100,212	169,777
Total Liabilities and Equity	$194,285	$231,828

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Operating expenses	$3,758	$4,687	$13,191	$14,764
Operating loss	(3,758)	(4,687)	(13,191)	(14,764)

Other loss	(379)	(2,405)	(219)	(1,746)
Interest, net	(1,639)	(648)	(3,061)	(2,005)
Equity income (loss)	(12,874)	(16,345)	(53,373)	17,954

Net loss before income taxes	(18,650)	(24,085)	(69,844)	(561)
Income tax benefit (expense)	—	—	—	—
Net loss	$(18,650)	$(24,085)	$(69,844)	$(561)

Net loss per share:
Basic	$(0.91)	$(1.18)	$(3.42)	$(0.03)
Diluted	$(0.91)	$(1.18)	$(3.42)	$(0.03)

Weighted average shares used in computing loss per share:
Basic	20,455	20,387	20,416	20,390
Diluted	20,455	20,387	20,416	20,390

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 26 partner companies as of September 30, 2017, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our partner companies and other holdings.  Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges.  The carrying value and cost data reflect our percentage holdings in the partner companies and reflect both equity ownership interests in and advances to those partner companies.

	September 30, 2017

	Carrying Value	Cost (including transaction costs)
Safeguard Carrying Value and Cost
Equity method partner companies	$133,908	$323,284
Other holdings	4,790	37,899
	$138,698	$361,183